UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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Aspect Medical Systems, Inc.

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[Aspect Medical Systems, Inc. Letterhead]
May 21, 2007
Sean F. Hanna
Fidelity Management & Research Company
Investment Proxy Research Group
One Spartan Way — TS1E
Merrimack, NH 03054

Re:	Aspect Medical Systems, Inc. (the “Company”)
2001 Stock Incentive Plan, as amended (the “2001 Plan”)
Dear Mr. Hanna:
On behalf of the Company’s management, I am writing to respond to certain concerns regarding the 2001 Plan that you have shared with us. As you know, an amendment to the 2001 Plan is the subject of Proposal No. 2 in the Company’s proxy statement for the Annual Meeting of Stockholders scheduled to be held on May 23, 2007.
In response to your concerns, the Company’s management will, prior to the end of the Company’s current fiscal year, recommend to the Company’s Board of Directors that the following amendments be made to the 2001 Plan:
1.      That a provision be added to Section 6(b) of the 2001 Plan specifying the minimum vesting period of any Restricted Stock Awards (as defined in Section 6(a) of the 2001 Plan). In the case of such Restricted Stock Awards that vest solely on the passage of time, such period shall be zero percent vested prior to the first anniversary of the date of grant, no more than one-third vested prior to the second anniversary of the date of grant, and no more than two-thirds vested prior to the third anniversary of the date of grant. In the case of such Restricted Stock Awards that do not vest solely based on the passage of time, the Restricted Stock Awards will not vest prior to the first anniversary of the date of grant.
2.      That Section 6(b) of the 2001 Plan be further amended to provide that the vesting periods for all awards granted under the 2001 Plan cannot be waived, amended or modified on a discretionary basis by the Board of Directors except in the case of extraordinary circumstances such as the death, disability or retirement of the participant or in connection with an Acquisition Event or Change of Control Event (each as defined in the 2001 Plan).
3.      That a provision be added to the 2001 Plan providing that discretionary awards to non-employee directors will only be granted and administered by a committee of the Board consisting solely of “independent directors” within the meaning of the NASDAQ Marketplace Rules.
4.      That Article 9(d) of the 2001 Plan be amended to provide that (i) no amendment that would require stockholder approval under the rules of the NASDAQ Stock Market (“NASDAQ”) may be made effective unless and until such amendment shall have been approved by the Company’s stockholders; and (ii) if NASDAQ amends its corporate governance rules so that such rules no longer require stockholder approval of material amendments to equity compensation plans, then, from and after the effective date of such amendment to the NASDAQ rules, no amendment to the 2001 Plan (A) materially increasing benefits to participants under the 2001 Plan, (B) materially increasing the number of shares authorized under the 2001 Plan (other than to reflect a reorganization, stock split, merger, spinoff or similar transaction), (C) expanding the types of awards that may be granted under the 2001 Plan, or (D) materially expanding the class of participants eligible to participate in the Plan shall be effective unless stockholder approval is obtained.

Sincerely,
/s/ Mike Falvey
Mike Falvey
Chief Financial Officer

CC:	Nassib G. Chamoun
President and Chief Executive Officer
Aspect Medical Systems, Inc.